Exhibit 99.1

CONTACT:	Michael J. Perdue President and CEO (760) 432-1100

NEWS RELEASE

COMMUNITY BANCORP ANNOUNCES A $0.05 QUARTERLY CASH DIVIDEND

ESCONDIDO, CA – September 1, 2004 – Community Bancorp Inc. (the “Company”) (Nasdaq: CMBC) a community bank holding company with $532 million in total assets, today announced that its Board of Directors has approved a $0.05 per share cash dividend on its Common Stock to stockholders of record on September 15, 2004, payable on or about September 30, 2004.

“We are pleased with the excellent performance during the first half of 2004,” stated Gary W. Deems, Chairman. “We are looking forward to the completion of our acquisition of Cuyamaca Bank, N.A. during the fourth quarter, and the continued success of the Company.”

On July 22, 2004 the Company announced a 55% increase in net income for the first six months of 2004 when compared to the same period in 2003.

GENERAL INFORMATION

Community Bancorp is a bank holding company with $532 million in assets as of June 30, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank’s primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

www.comnb.com

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.